Exhibit 99.1

Safeguard Scientifics Appoints Mara G. Aspinall
To Its Board of Directors

Joins Safeguard with a track record of success as an entrepreneur and healthcare industry visionary

Wayne, PA, October 27, 2014 - Safeguard Scientifics, Inc. (NYSE:SFE) today announced that it appointed Mara G. Aspinall to its board of directors. Ms. Aspinall has a track record of success as an entrepreneur and healthcare industry visionary that will drive value for Safeguard’s shareholders. Inclusive of Aspinall’s appointment, Safeguard currently has nine board members.

“We are pleased to welcome Mara to our board of directors,” said Steven T. Zarrilli, President and CEO of Safeguard. “Mara’s background as an entrepreneur and leader in diagnostics and personalized medicine is a perfect complement to our team. A thought leader and educator, Mara has a vision to ensure that patients receive the highest standards of care. This aligns with Safeguard’s mission to deploy capital into companies, specifically on the healthcare side, that directly impact the quality and cost of care. We look forward to working with Mara to drive value for Safeguard’s shareholders.”
Aspinall is the former President and CEO of Ventana Medical Systems and Global Head of Roche Tissue Diagnostics. Ventana, a member of the Roche Group, is a worldwide leader in the development, manufacturing and commercialization of tissue-based diagnostic equipment and products that enable the delivery of personalized healthcare to cancer patients.

Aspinall is the Founder and former CEO of On-Q-ity, an innovative personalized medicine company focused on transforming cancer patient management through the capture and characterization of circulating tumor cells in a patient’s blood. Previously, Aspinall was President of Genzyme Genetics, a leading provider of diagnostic testing services in the oncology and reproductive markets. Under Aspinall’s leadership, Genzyme Genetics set the industry standard for quality testing while profitably growing at an unprecedented pace to become one of the nation’s largest diagnostic laboratories. Prior to that, she served as President of Genzyme Pharmaceuticals.

In addition, Aspinall has led educational initiatives in life sciences, including the founding of DxInsights, to educate stakeholders on the value of diagnostics to improve patient outcomes and reduce costs; and the creation of the first ever School of Biomedical Diagnostics at Arizona State University and Dublin City University dedicated to teaching the next generation of healthcare leaders on the science, technology and business of diagnostics as an independent discipline.
A frequent industry speaker, Aspinall has been an active participant in the healthcare policy community. Aspinall is a founding Director of the European Personalized Medicine Association (EPEMED). She served for four years as an active member of the Federal Secretary of Health and Human Services’ Advisory Committee on Genetics, Health and Society.

Aspinall also lectures on life science industry issues at many institutions including Harvard Medical School, Boston University, and the University of Arizona. She was a Board Member of Blue Cross Blue Shield Massachusetts for three years. Aspinall co-authored “Realizing the Promise of Personalized Medicine” in Harvard Business Review and has written several articles, case studies, and editorials on healthcare topics. In 2010 she was named one of the “100 Most Inspiring People in Life Sciences” by PharmaVOICE magazine.

Aspinall started her business career at Bain & Company, an international strategic consulting firm. She earned her Master of Business Administration from Harvard Business School and her bachelor’s degree in International Relations from Tufts University.

About Safeguard Scientifics
Safeguard Scientifics, Inc. (NYSE:SFE) has a distinguished track record of fostering innovation and building market leaders. For six decades, Safeguard has been providing growth capital and operational support to entrepreneurs across an evolving spectrum of industries. Today, Safeguard is focused specifically on two sectors-healthcare and technology. Recent successful exits include Alverix (acquired by Becton, Dickinson for $40 million); Crescendo Bioscience (acquired by Myriad Genetics for $270 million); NuPathe (acquired by Teva Pharmaceutical Industries for $144 million); and ThingWorx (acquired by PTC for initial proceeds of $112 million). For more information, please visit www.safeguard.com or Follow Us on Twitter @safeguard.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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SAFEGUARD CONTACTS:
For Investor Relations
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

For Media Relations
Heather R. Hunter
Vice President, Corporate Communications
610.975.4923
hhunter(at)safeguard(dot)com